EXHIBIT 10.41
FORM OF AMENDMENT TO
EMPLOYMENT AGREEMENT
[EXECUTIVE]
FEBRUARY [•], 2008
          This Amendment to the Agreement (defined below) is entered into as of February [•], 2008, by and among Pharmion Corporation (the “Company”) and [Executive] (“Executive”). All terms not defined herein shall have the meaning ascribed to them in the Agreement.
          WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of [Date], which governs Executive’s employment with the Company (the “Agreement”);
          WHEREAS, the Agreement has been continually operated in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and transitional guidance promulgated thereunder and with respect thereto (collectively, “Section 409A”);
          WHEREAS, the “Severance Pay” provided by Section 9(c) hereof is subject, as of the date hereof, to a “substantial risk of forfeiture” within the meaning of Section 409A; and
          WHEREAS, the Company and Executive now desire to amend the Agreement pursuant to the transition relief provided by Section IV.A of Notice 2007-78 (as extended by Section 4 of Notice 2007-86), effective immediately, to conform the existing definition of “Good Reason” hereunder to the conditions set forth in Treasury Regulation § 1.409A-1(n)(2) and to ensure that the “Severance Pay” provided by Section 9(c) hereof is either (i) exempt from Section 409A under the “short-term deferral rule” set forth in Treasury Regulation § 1.409A-1(b)(4), (ii) exempt from Section 409A under the “two-year, two-time rule” set forth in Treasury Regulation § 1.409A-1(b)(9), or (iii) to the extent not exempt under the short-term deferral rule or the two-year, two-time rule, paid out in compliance with Section 409A.
          NOW, THEREFORE, in consideration of the mutual promises and considerations contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:
A.	Section 8(e)(i) hereof shall be deleted in its entirety, and Sections 8(e)(ii), (iii), and (iv) hereof shall be renumbered as Sections 8(e)(i), (ii), and (iii), respectively.

B.	The last sentence of Section 8(e) shall be replaced in its entirety with the following:
Executive may terminate his employment for Good Reason pursuant to this Section 8(e) by providing the Company with thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right, and if not cured within such period, Executive’s Termination will be effective upon the date immediately following the expiration of the thirty (30) day notice period.
     The second sentence of Section 9(c) of the Agreement shall be replaced in its entirety with the following:
In addition, Executive shall be entitled to receive severance pay (“SEVERANCE PAY”) consisting of a lump sum amount (payable within five (5) business days following Executive’s execution of a release, as described below) equal to one year of Executive’s Base Salary; provided, however, that if Executive’s Termination occurs prior to January 1, 2009, the payment of any portion of such amount in excess of the sum of $460,000 and two and one half (2 1/2) months of Executive’s Base Salary shall be delayed until the later to occur of January 1, 2009, and the six (6) month anniversary of the date of Executive’s Termination. For purposes of determining the Severance Pay, (i) “Base Salary” shall be deemed the same rate of Base Salary most recently applicable to Executive immediately prior to the date of such Termination, and (ii) the portion of the Severance Pay representing the first two and one half (2 1/2) months of Executive’s Base Salary in a calendar year shall be deemed a separate payment (from the remaining portion of the Severance Pay) for purposes of Section 409A of the Code (as defined below). Executive shall also be entitled to twelve (12) months of COBRA benefit coverage for health, dental, and vision insurance (at a coverage level equal to or below elected coverage on the date before the termination date). Notwithstanding anything contained in this Section 9(c) to the contrary, prior to the payment of any portion of the Severance Pay or provision of the COBRA benefit, Executive shall have executed, on or prior to the Release Expiration Date, a general release of all claims that Executive may have against the Company or its officers, directors, employees and shareholders (and any applicable waiting periods contained in such release shall have expired), in a form acceptable to the Company and delivered to Executive within ten (10) business days following Executive’s Termination hereunder; provided, however, that if the Company does not deliver to Executive such a release within such ten (10) business day period, Executive shall not be required to execute such a release in order to receive the Severance Pay or the COBRA benefit. In the event that Executive fails to execute such release on or prior to the Release Expiration Date (unless the Company has not provided Executive with such release in a timely manner, as contemplated by the immediately preceding sentence), Executive shall not be entitled to any portion of the Severance Pay or provision of the COBRA benefit. For purposes of this Section 9(c), the term “Release Expiration Date” shall mean the date that is twenty-one (21) days following Executive’s Termination, or in the event that such Termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following Executive’s Termination. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a Termination shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s Termination) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section as if Executive had undergone such Termination (under the same circumstances) on the date of his ultimate “separation from service.”
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          Except as otherwise specifically set forth herein, all terms and provisions of the Agreement shall continue in full force and effect.
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          IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

[Executive]

Pharmion Corporation By: